Exhibit 10.4

EMPLOYEE AGREEMENT AND GENERAL RELEASE

I.	The following Agreement is made between LCC International, Inc. (“LCC”) and Mike McNelly (“you” “your”), 26052 Miralinda, Lake Forest, CA, 92630, relative to the termination of your employment effective March 31, 2005. Unless LCC and you enter into this Employee Agreement and General Release, you do not have a right to any of the benefits described in this document. In consideration for your agreeing to certain terms and conditions, as described below, LCC will provide you with the following:

•	Separation pay equivalent to one (1) year of salary at the current annual base salary of $288,750.00 paid in a lump sum (with a deduction equal to Employee’s estimated contribution to continued medical benefits), plus continued medical benefits for one (1) year. The parties will work to find a mutually acceptable means to also continue Employee’s life insurance coverage. All required federal, state and local taxes will be deducted.

•	Your existing laptop computer and associated components (monitor, docking station, wireless keyboard and mouse and your existing mobile wireless telephone.

•	Access to office space in LCC’s Mission Viejo office, for so long as LCC maintains an office at that location, exclusively for the purposes of conducting LCC related activities in connection with the Consulting Agreement between LCC and Michael S. McNelly, and for a duration that is coterminous with the term of that Agreement.

•	An allowance for Attorney’s fees associated with the preparation and negotiation of this Agreement in an amount not to exceed $2,000.00 paid against receipts.

II.	This release does not affect your rights, if any, to the continuation of your health insurance benefits under COBRA. In addition, per current company policy, you are also eligible to receive lump sum payment of any earned vacation leave hours you have accrued, but not used, as of your termination date.

III.	In consideration for the benefits listed above, you agree on behalf of yourself and all of your heirs or personal representatives, to release and forever discharge LCC, its parent company, and all of their present or former officers, directors, members, owners, shareholders, agents, employees, fiduciaries and insurers, from any and all causes of action or similar claims for damages, whether known or unknown, that you have against LCC, arising out of any event or transaction that occurred from the beginning of the world up to and until the date this Agreement is signed, including, but not limited to, all claims arising out of LCC’s decisions to terminate employees, and/or its decisions regarding job classification, recruitment, hiring, salary rate, severance pay, wages, benefits, overtime pay, promotions, transfers, employment status, libel, slander, defamation, assault and battery, intentional or negligent misrepresentation and/or infliction of emotional distress, together with any claims and actions for or in tort, contract, discrimination, harassment, violation of public policy and/or arising under statute, including but not limited to Title VII of the Civil Rights Act of 1964, as amended, The Older Workers Benefits Protection Act, The Age Discrimination in Employment Act, The Americans with Disabilities Act, The Family and Medical Leave Act, and any other federal, state or local statute, law or rule or any types of damages, wages, costs or relief available to you. You further promise that you will not sue LCC, voluntarily act as a witness, or initiate any type of judicial action against LCC with respect to any event or transaction that occurred before this Agreement was executed. You understand that by signing this Agreement you irrevocably and unconditionally waive all rights to recover relief or damages concerning claims and causes of action released herein. You understand that this is a GENERAL RELEASE.

IV.	While you understand that you have had such an obligation since you began your employment with LCC, you reconfirm that you shall not disclose any of the Company’s trade secrets or other confidential or restricted information and shall not make use of such trade secrets or confidential or restricted information in any fashion at any time. You also agree to hold both the terms and the circumstances of this Agreement in strict confidence. You hereby reaffirm your obligations under the Employee Agreement on Ideas, Inventions and Confidential Information you executed when you joined LCC.

V.	This Agreement and General Release does not constitute an admission of any kind by LCC, but simply an accommodation which offers certain benefits to which you would not otherwise be entitled in return for your agreeing to and signing this document. You understand and agree that if you violate any of the terms of this

Agreement and General Release, you will automatically forfeit all of these benefits. Furthermore, if you violate this Agreement after receiving any of these benefits, you agree to immediately return those benefits to LCC.

VI.	You will have 21 calendar days from the date you initially receive these documents within which to review and consider this Agreement. In the event that you sign this Agreement, you have a period of seven (7) calendar days from the execution date in which to revoke this agreement. This Agreement does not become effective or enforceable until the revocation period has expired. You are advised by LCC to consult with an attorney before executing this Agreement.

VII.	You acknowledge that this Agreement shall become effective and irrevocable within the time frames set above and reflects the entire agreement between you and LCC. You acknowledge that you have entered into this Agreement freely and voluntarily, that the benefits described in Section I of this Agreement are the only consideration for signing this Agreement and that no other statements, promises, or commitments of any kind, written or oral, have been made to you by the Company to cause you to accept it.

VIII.	In the event that either party breaches or threatens to breach any of the terms of this Agreement and the non-breaching party retains counsel to cure the breach or threatened breach, then the non-breaching party shall be entitled to recover, along with all other damages as may be appropriate, the reasonable attorneys’ fees and costs incurred by the non-breaching party to cure the actual or threatened breach.

IX.	This Agreement contains the entire agreement between you and LCC and supersedes any other prior oral or written understandings or agreements except for the letter of March 24, 2005 from Terri Feely relating thereto. Any modification to this Agreement must be made in writing and signed by both parties. This Agreement shall be governed by, and construed in accordance with, the laws of Virginia. Each party hereby irrevocably submits to the exclusive jurisdiction and venue of the federal and/or state courts of the Commonwealth of Virginia for the purpose of any legal or equitable action arising under this Agreement.

IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date indicated.

LCC International, Inc. 7925 Jones Branch Drive McLean, VA 22102

3/30/05	By:	/s/ C. Thomas Faulders, III

Date
	Name:	C. Thomas Faulders, III

	Its:	CEO

Acknowledged and Accepted:

I HEREBY ACKNOWLEDGE THAT I HAVE BEEN GIVEN SUFFICIENT OPPORTUNITY TO CONSIDER ALL THE PROVISIONS OF THIS AGREEMENT, THAT I HAVE CAREFULLY READ AND FULLY UNDERSTAND THE PROVISIONS OF THIS AGREEMENT, THAT I HAVE FREELY AND VOLUNTARILY AGREED TO ALL THE TERMS AND CONDITIONS OF THE AGREEMENT, AND THAT I ACCEPT THIS AGREEMENT AS MY OWN FREE ACT BY SIGNING BELOW:

3/30/05	Michael S. McNelly

Date	Employee